LightPath Technologies Announces Preliminary Results for Fiscal 2016 Second Quarter Financial Results

ORLANDO, FL -- (Marketwired - February 01, 2016) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced preliminary financial results for the fiscal 2016 second quarter ended December 31, 2015 and the scheduling of a conference call and simultaneous webcast on February 4, 2016 to discuss the Company's financial and operational results for such period.

Preliminary Financial Results for Second Quarter of Fiscal 2016

  We expect to report revenue of approximately $4.2 million for the second quarter of fiscal 2016, as compared to approximately $3.4 million for the second quarter of fiscal 2015, a 26% increase.
  12-month backlog was approximately $6.4 million for the second quarter of fiscal 2016, as compared to approximately $5.1 million for the first quarter of fiscal 2016, a 27% increase.
  Cash and cash equivalents were approximately $2.5 million as of December 31, 2015, as compared to approximately $1.6 million as of June 30, 2015, a 52% increase.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "We are very pleased with our overall financial performance in the fiscal 2016 second quarter, with strong growth in key areas such as revenues, backlog and cash position. We look forward to announcing our complete financial results next week and addressing other areas of progress and momentum for our business."

Gaynor continued, "We believe our preliminary second quarter results, continued operational progress and increasingly favorable outlook offer a vastly different view as compared to the report issued by The Street Sweeper blog on January 26, 2016. The report makes assertions about stock promotion firms with which we have no connection, as well as other claims and analysis that we believe to be ill-conceived and unsubstantiated. We believe the publication's motivation is clear given the disclosure in the report that its owners 'hold a short position in LPTH and stand to profit on any future declines in the stock price.' The issuance of the report corresponds with a 25% decline in our stock price from the closing price on the day before the report was published through intraday trading on January 28, 2016, which decline in our stock price could benefit The Street Sweeper at the expense of our stockholders. We further believe, as evidenced by the report, that The Street Sweeper seemingly has no understanding of our business and industry, nor does it properly address our growth and improved financial position."

We will issue our complete fiscal 2016 second quarter financial results on February 4, 2016 after the close of the stock market. Following the issuance of the financial results press release, a conference call and simultaneous webcast will be held.

Investor Conference Call and Webcast Details:
Date: Thursday, February 4, 2016
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: http://services.choruscall.com/links/lpth160204.html

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through February 18, 2016. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10079753.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

Forward-Looking Statements

This release includes statements that constitute "forward-looking statements" within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel: 631-766-4528
jdarrow@darrowir.com
Web: www.darrowir.com